SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

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                                 FORM 8-K





                              CURRENT REPORT



                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934


                               July 14, 1998
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                      (Date of earliest event report)



                           WEYERHAEUSER COMPANY
                          ----------------------
            (Exact name of registrant as specified in charter)

       Washington                1-4825                91-0470860
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    (State or other            (Commission           (IRS Employer
    jurisdiction of            File Number)          Identification
    incorporation or                                    Number)
     organization)


                         Tacoma, Washington 98477
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                 (Address of principal executive offices)
                                (zip code)

            Registrant's telephone number, including area code:
                              (253) 924-2345

Item 5.  Other Events

On July 14, 1998, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $69 million, or 34 cents per common share. This compares with $90 million, or 47 cents per common share, for the same period in 1997. Last year's figure excludes a special after-tax net gain of $19 million, or 9 cents per common share. Including the gain, net earnings last year for the second quarter were $109 million, or 56 cents per common share.

Net sales for the second quarter of 1998 were $2.7 billion, compared with $2.9 billion last year.

For the first six months of 1998, Weyerhaeuser reported net earnings of $154 million, or 77 cents per common share. During the same period last year, net earnings before special items were $136 million, or 69 cents per common share. Net sales during the first half of 1998 were $5.3 billion compared with $5.5 billion last year.

`Our second quarter results reflect a weaker demand for our products in Asia and the increased competitiveness of imports caused by the strong U.S. dollar,' said Steven R. Rogel, Weyerhaeuser president and chief executive officer. `Although second quarter results are lower than those we reported in the first quarter of this year, we have recently seen signs of some modest improvement. In general, however, markets remain unsettled and we are staying focused on reducing our costs and effectively managing capital expenditures to help us improve our returns.'

Results by segment for the second quarter:

 . Timberlands and Wood Products: Operating earnings were $172 million compared with $211 million in 1997. Last year's earnings include a $15 million charge associated with closure of a plywood mill. Strong demand for panel and oriented strand board products helped offset lower lumber prices. While export log volumes to Japan remain well below last year's levels, market conditions improved slightly during the quarter.

 . Pulp, Paper and Packaging: Operating earnings were $39 million compared with $22 million in 1997. Although higher than the same period last year, second quarter earnings were lower than the first quarter due to unsettled market conditions and weak prices worldwide in paper and newsprint, and costs associated with production curtailments in market pulp.

 . Real Estate and related assets: Earnings were $16 million compared with $50 million in 1997. Last year's earnings include a $45 million gain on the sale of Weyerhaeuser Mortgage Company. The company continues to experience strong performance from the real estate markets in which it operates.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1997, it had sales of $11.2 billion and has offices or operations in 12 countries with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

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Statements by Steven R. Rogel concerning the company's future results and performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By    /s/ K. J. Stancato
                                         --------------------------------
                                   Its:  Vice President and Controller

Date:  July 14, 1998